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                                                                      Exhibit 21

                         Subsidiaries of the Registrant

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
American List Corporation                               Delaware
American Student List Company, Inc.                     New York
Arnold Communications, Inc.                             Massachusetts
BDDH Group                                              United Kingdom
Blau Marketing Technologies, Inc.                       Delaware
Bounty Group Holdings Limited                           United Kingdom
Bounty Holdings Limited                                 United Kingdom
Brann Holdings Limited                                  United Kingdom
Brann Limited                                           United Kingdom
Clinical Communications, Inc.                           Delaware
Echo Marketing, Inc.                                    Georgia
GEM Communications Inc.                                 Connecticut
Halliday Jones Sales Limited                            United Kingdom
Health Products Research, Inc.                          New Jersey
MKM Marketinginstitut GmbH                              Germany
National Sales Services, Inc.                           Delaware
Rapid Deployment Group Limited                          United Kingdom
Rapid Deployment Limited                                United Kingdom
Response Marketing Group, LLC                           Georgia
Sampling Corporation of America                         Illinois
Snyder Complete Target Marketing Solutions              Nevada
Snyder Direct Services, Inc.                            Delaware
Snyder Healthcare Sales, Inc.                           New Jersey
Snyder Marketing Services, Inc.                         Delaware
Snyder Medical Services France                          France

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